Exhibit 10.1

FIRST PHYSICIANS CAPITAL GROUP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 24th day of March 2014, by and between First Physicians Capital Group, Inc., a Delaware corporation (“the Company”), and Adrian Reeder, an individual (“the Employee”).

RECITALS

WHEREAS, the Employee desires to be employed and continue to be employed by the Company in a position of trust and confidence in which Employee will learn, develop, create and have access to, and the Company shall disclose to Employee, confidential and proprietary information. Aside from expectations regarding Employee’s employment performance, the Company also has requirements concerning Employee’s conduct, as an employee and following the cessation of employment, with respect to information and contacts which Employee would not have acquired or made except through employment by the Company. The Company desires to be assured of the association and services of the Employee and to enter into this agreement pertaining to the Employee’s duties with respect to non-competition, confidential information, and the duty of non-solicitation following Employee’s termination or separation from the Company (“Agreement”); and

WHEREAS, the Employee is willing and desires to be employed and continue to be employed by the Company and enter into such Agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Employee as Executive Vice President & Chief Financial Officer subject to the supervision and direction of the Company’s Chief Executive Officer and the Company’s Board of Directors (“Board”).

1.2 Term of Employment. The term of this Agreement will be for a period of two (2) year(s) commencing on the date hereof unless terminated earlier pursuant to Article VI below (“Employment Period”), provided however, that the Employee’s obligations in Article V and Article VII below will continue in effect after such termination.

1.3 Renewal. Terms of any renewal of this Agreement or of any new agreement related to Employee’s employment shall be completed or the decision made not to negotiate a renewal or new agreement made, not later than the end of the twenty-second (22nd) month of the term of the Agreement. This Agreement and all its terms and conditions shall continue in effect until terminated.

ARTICLE II

COMPENSATION

2.1 Base Salary. For all services rendered by the Employee under this Agreement, the Company will pay the Employee a base salary of One Hundred Eighty Five Thousand dollars ($185,000) per year (“Base Salary”). The Company will pay the Employee the Base Salary not less frequently than in equal bimonthly installments in accordance with the Company’s payroll schedule. The Base Salary is subject to change in the sole discretion of the Company, provided that in no event shall Employee’s annual compensation be reduced while this Agreement shall be in force.

2.2 Additional Compensation. The Company, in its discretion, may reward Employee with a performance based bonus targeted at 50% of the Employee’s annual salary commiserate with his achievement of the strategic goals and objectives of this position. However, a bonus greater than 50% of the Employee’s annual salary is a possibility upon a determination of the Compensation Committee of the Board. Within 90 days of the commencement of this Agreement, the Company and Employee shall identify strategic objective and goals for the inaugural contract year that are acceptable to both parties. This additional compensation may be available to Employee, at the Company’s sole discretion, upon completion of his first complete year under this Agreement.

2.3 Equity Incentives. During the term of this Agreement, the Company shall establish an executive equity compensation plan. The Employee will be eligible to participate in this plan on the same terms and conditions as other executives of the Company.

ARTICLE III

BENEFITS, PERQUISITES AND EXPENSES

3.1 Benefits. During the Employment Period, the Employee will be eligible to participate in (a) any welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (b) any pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that the Employee is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Paragraph 3.1 will limit the Company’s right to amend or terminate any such plan in accordance with the procedures set forth therein.

3.2 Personal Time Off. During the Employment Period, the Employee will be entitled to 3 weeks annually of paid Personal Time Off (PTO) whether it be sick leave or vacation as is generally provided to other employees of the Company in accordance with the then current policies and practices of the Company.

3.3 Relocation and Expenses. It is understood that initially Employee will be located in the State of Utah, but that Employee is to relocate to Dallas, Texas during the summer of 2014 and in no event later than Monday, August 4, 2014. In order to assist Employee defer the cost of relocation, the Company will reimburse Employee for his relocation expenses up to $10,000.00 upon receipt of documents reflecting his actual costs.

ARTICLE IV

SCOPE OF DUTIES

4.1 Role of Employee. The Company employs, engages and hires Employee to serve as a member of the executive leadership team to participate in key decisions pertaining to the strategic initiatives, operating model and operation execution. Employee shall perform such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by the Company, and shall also additionally render such other related services and duties as may be assigned to him

4.2 General Specification of Duties. The Employee, during the term hereof, will be responsible for performing all services, acts, or things necessary or advisable to manage and conduct the business of the Company consistent with his or her position as outlined in the job description provided to Employee, and further subject to such policies and procedures as may be established by the officers and the Board.

4.3 Best Efforts. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. Employee will begin employment on a mutually agreed date.

ARTICLE V

NONSOLICITATION, CONFIDENTIALITY AND NONCOMPETITION

5.1 The Employee’s Devotion of Time. The Employee hereby agrees to devote his or her full time, abilities and energy to the faithful performance of the duties assigned to him or her and to the promotion and forwarding of the business affairs of the Company and not to divert any business opportunities from the Company to himself or herself or to any other person or business entity.

5.2 Conflicting Activities. The Employee will not, during the term of this Agreement, be engaged in any other business activity in which is in competition, directly or indirectly with Company without the prior written consent of the Board.

5.3 Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under a subpoena from an appropriate government agency, the Employee will not communicate or disclose to any third person, or use for the benefit of himself or herself any third person, (a) trade secrets, referral sources, customer or supplier lists or information, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, processes and techniques, financial records, or other financial, commercial, or business information relating to the Company or its investors or the purchase and sale of its securities or any of its subsidiaries, or (b) information designated as confidential or proprietary that the Company or its subsidiaries and affiliates, if any, may receive from its suppliers, customers, referral services or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Employee’s breach of this Paragraph 5.3).

5.4 The Company Property. The Employee hereby agrees that all documents, reports, plans, proposals, marketing and sales plans, client lists, referral lists and sources, client files and materials made by Employee or by the Company and its subsidiaries are the properties of such entity and will not be used by Employee in any way adverse to the Company’s interests. The Employee will not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific written direction or written consent of the Board of the Company as appropriate. The Employee hereby assigns to the Company any rights which he or she may have in any such trade secret or proprietary information. Further, except as expressly provided herein, promptly following the Employee’s termination of employment, the Employee will return to the Company all property, documents or papers used or owned by the Company and all copies, abstracts or summaries thereof in the Employee’s possession or under his or her control.

5.5 Nonsolicitation of Patients, Employees, Customers or Referral Sources. Employee acknowledges and agrees that customers issue from referral sources and referral sources issue from customers. Employee further agrees that customers and referral sources are interdependent and are interchangeable in this Agreement. During the Employment Period and the two-year period following any termination of the Employee’s employment, the Employee will not directly or indirectly (i) solicit business from any patients, employees, customers or sources of customer referrals, or (ii) solicit, encourage or induce any employee of the Company or any of its subsidiaries or affiliates to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company, a subsidiary or affiliate thereof unless such person will have ceased to be employed by such entity for a period of at least six months.

5.6 Competition with the Company. The Employee agrees that during the term of the Employee’s Employment Period and for a six (6) month period of time thereafter he or she will not, directly or indirectly, for his or her own benefit or on behalf of others, compete, own, operate, join, control, participate in, or be an officer, director, consultant, partner, employee or holder of more than five percent (5%) of the capital stock or other equity interest of any corporation or other entity which competes with the Company or any of its subsidiaries, branches or affiliates at the date of his or her termination from the Company (“Competitive Activity”). Businesses in competition with the Company include, but are not limited to, home health, hospice, and home and community based services. The term of this provision shall match the severance term and period offered by the Company in the event of a termination. By mutual agreement, the Company and the Employee may amend this provision to extend its term should the severance term be likewise amended. The limitations imposed by this Paragraph 5.6 will extend to all geographic areas in which the Company conducts business at the date of termination of the Employee’s employment by the Company.

5.7 Injunctive Relief and Other Remedies with Respect to Covenants. The Employee acknowledges and agrees that the covenants and obligations of the Employee with respect to nonsolicitation, confidentiality, the Company property, noncompetition, and conflicting activities, relate to special, unique and extraordinary maters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company will (a) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining the Employee from committing any violation of the covenants and obligations contained in this Article 5 and (b) have no further obligation to make any payments to the Employee hereunder following any material violation of the covenants and obligations contained in this Article 5. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

ARTICLE VI

TERMINATION

6.1 Basis for Termination. The Employee’s “at will” employment hereunder may be canceled or terminated at any time by either or any of the parties for cause or without cause or for any reason or no reason at all.

6.2 Incapacity. This Agreement will automatically terminate on the last day of the month in which the Employee dies or becomes permanently incapacitated. “Permanent incapacity” as used herein will mean mental or physical incapacity, or both, reasonably determined by the Board based upon a certification of such incapacity by, in the discretion of such Board, either the Employee’s regularly attending physician or a duly licensed physician selected by the Board, rendering the Employee unable to perform substantially all of his or her duties hereunder and which appear reasonably certain to continue for at least six consecutive months without substantial improvement. The Employee will be deemed to have “become permanently incapacitated” on the date the Board has determined that the Employee is permanently incapacitated and so notifies the Employee. Upon termination of this Agreement pursuant to this Paragraph 6.2, the Company will grant pay to the Employee or the Employee’s estate within fourteen (14) days after termination an amount equal to the sum of (a) the Employee’s Base Salary accrued to the date of termination; (b) any unreimbursed expenses accruing to the date of the termination of this Agreement; (c) any accrued, but unpaid vacation time; and (d) any earned but unpaid bonuses. After any such termination, the Company will not be obligated to compensate the Employee, his or her estate or representatives except for the foregoing compensation then due and owing, nor provide the benefits to the Employee described in Article 3 (except as may be required by law).

6.3 With Cause. The Employee’s employment may be terminated by the Company “with cause,” if any of the following occur:

(a) any material breach of the Employee’s obligations to the Company pursuant to this Agreement; or

(b) any material acts or events which inhibit the Employee from fully performing his or her responsibilities to the Company in good faith, including, but not limited to (i) a felony criminal conviction; (ii) any other criminal conviction involving the Employee’s lack of honesty or the Employee’s moral turpitude; (iii) drug or alcohol abuse; or (iv) material acts of insubordination, dishonesty, gross carelessness or gross misconduct.

6.4 With Cause; Effective Date; Right to be Heard. The Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him or her by either the President or Board a notice of termination and a written statement of the reasons for Employee’s termination for cause and Employee has had an opportunity to appear before the Board to state any protest that Employee may have concerning his or her termination for cause. If the Employee does not request an appearance before the Board pursuant to this Paragraph 6.4 within five days from the date of receipt of the notice of termination and written statement of the reasons for his or her termination, the right to appear before the Board to protest shall be deemed to be waived and the Employee’s termination shall be effective as of the date the notice of termination is delivered to Employee. If Employee elects to appear before the Board to protest his or her termination for cause, a specially called meeting will be called as soon as practicable. At the specially called Board meeting, the Employee will have the opportunity to state any protest that he or she might have, orally (not to exceed one hour) or in writing, to his or her termination and the Board will thereafter re-consider its decision to terminate the Employee for cause. If the Board decides to affirm its decision to terminate the Employee for cause, after the Employee’s appearance and protest before it, the Board’s decision: (i) will not require a written statement of the reasons for the Board’s decision; (ii) will thereafter be final and non-appealable and (iii) effective as of the date of the Board’s final decision. The Employee will be suspended from his or her responsibilities with pay, between the date that his or her original notice of termination is delivered and the Board’s final decision as to his or her termination for cause, if the Employee elects to protest his or her termination to the Board, as set forth above.

6.5 Without Cause. The Employee’s employment may be terminated by the Company “without cause” (for any reason or no reason at all) at any time by giving the Employee thirty (30) days’ prior written notice of termination. Termination of employment will occur at the conclusion of the notice period, unless otherwise agreed to in writing by the Company and the Employee.

6.6 Termination by the Employee. The Employee may terminate his or her employment hereunder by giving the Company thirty (30) days’ prior written notice. Termination of employment will occur at the conclusion of the notice period, unless otherwise agreed to in writing by the Company and the Employee.

6.7 Payment Upon Termination With Cause by the Company or Volitional Termination by the Employee. Upon termination of the Employee’s employment by the Company for cause pursuant to Paragraph 6.3 or volitional termination by the Employee pursuant to Paragraph 6.6, the Company will grant pay to the Employee within fourteen (14) days after termination an amount equal to the sum of (a) the Employee’s Base Salary accrued to the date of termination; (b) any unreimbursed expenses, including accrued but unused PTO, accruing to the date of termination and (c) any earned but unpaid bonuses. After any such termination, the Company will not be obligated to compensate the Employee, his or her estate or representatives except for the foregoing compensation then due and owing, nor provide the benefits to the Employee described in Article 3 (except as may be required by law).

6.8 Payment Upon Termination Without Cause by the Company. Upon termination of the Employee’s employment by the Company without cause pursuant to Paragraph 6.5, the Company will grant pay to the Employee within fourteen (14) days after termination an amount equal to the sum of (a) the Employee’s Base Salary accrued to the date of termination; (b) the Employee’s Base Salary for the fifteen day notice period; (c) any unreimbursed expenses, including accrued but unused PTO, accruing to the date of termination; and (d) any earned but unpaid bonuses. The Company will also continue to provide health benefits as covered in section 3.1(a) in this Agreement for a period of six (6) months or until such time as the Employee becomes eligible to participate in a similar health plan. Should such termination without cause occur within the first 24 months of employment, a severance payment equivalent to 50% of Employee’s Base Salary will be due to Employee within fifteen (15) days after Employee’s final day of employment. The Employee shall have no further rights to any additional monies for any reason excluding payments and benefits reference in section 6.8(a) through 6.8(d). Employee waives all right to receive any additional monies and claims (except for workers compensation claims) and any such remedies are limited to the remedies set forth in this section.

ARTICLE VII

MISCELLANEOUS

7.1 Survival. Articles 5 and 6 and Paragraphs 7.2, 7.3 and 7.15 will survive the termination hereof.

7.2 Indemnification. The Company shall indemnify and hold harmless the Employee, to the maximum extent permitted by applicable law, against all costs, charges, and expenses incurred or sustained by the Employee in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Employee serves in good faith as an officer, director or employee at the Company’s request.

7.3 Legal Fees and Expenses. Each party to pay their own attorney fees and costs.

7.4 Binding Effect. This Agreement will be binding on, and will inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which the Employee performs a majority of his or her services. This Agreement will also inure to the benefit of the Employee’s heirs, executors, administrators and legal representatives.

7.5 Assignment. Except as provided under Paragraph 7.4, neither this Agreement nor any of the rights or obligations hereunder will be assigned or delegated by any party hereto without the prior written consent of the other party.

7.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Employee’s employment by the Company, oral or otherwise, will be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Employee acknowledges that he or she is entering into this Agreement o his or her own free will and accord, and with no duress, that he or she has read this Agreement and that he or she understands the Agreement and its legal consequences.

7.7 Severability; Reformation. In the event that one or more of the provisions of this Agreement become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not be affected thereby. In the event that any of the provisions of Paragraphs 5.4, 5.5, 5.6 or 5.7 are not enforceable in accordance with its terms, the Employee and the Company agree that such Paragraph will be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law. Further, it is the intent of the parties that this Agreement be complaint with all state and federal laws regarding compensation in and among medical businesses, including anti-kickback provisions. To the extent that any of the provisions herein are in violation of those provisions, such violation is unintentional and the Agreement may be reformed to make the provisions compliant.

7.8 Waivers. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement will not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his or her rights hereunder on any occasion or series of occasions.

7.9 Notices. Any notice required or desired to be delivered under this Agreement will be in writing and will be delivered personally, by courier service, by registered mail, return receipt requested, or by facsimile and will be effective upon actual receipt by the party to which such notice will be directed, and will be addressed as follows (or to such other address as the party entitled to notice will hereafter designate in accordance with the terms hereof):

If to the Company:

First Physicians Capital Group, Inc.

Attention: Sean Kirrane

9663 Santa Monica Blvd., #959

Beverly Hills, CA 90210

with a copy to:

Christensen Law Group, P.L.L.C.

Attention: J. Clay Christensen

700 Oklahoma Tower

210 Park Avenue

Oklahoma City, Oklahoma 73102

If to the Employee:

The home address of the Employee noted on the records of the Company, to be revised upon relocation to Dallas, Texas.

7.10 Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

7.11 Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

7.13 Withholding. Any payments provided for herein will be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

7.14 Governing Law. This Agreement will be governed by the laws of the State of Texas, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. This Agreement will not be construed for or against a party because that party prepared it.

7.15 Right of Set-Off. Upon termination or expiration of this Agreement, the Company will have the right to set-off against the amounts due the Employee hereunder the amount of any outstanding loan or advance from the Company to the Employee.

THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE AGREEMENT AND CONSENT AND AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS THEREOF.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his or her hand as of the day and year first above written.

THE EMPLOYEE:

/s/ Adrian B. Reeder

THE COMPANY: FIRST PHYSICIANS CAPITAL GROUP, INC.

By:	/s/ Sean J. Kirrane
Name:	Sean J. Kirrane
Title:	Chief Executive Officer